SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February10, 2004

Radian Group Inc.

(Exact name of registrant as specified in its Charter)

Delaware	1-11356	23-2691170
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Market Street, Philadelphia, PA	19103
(Address of principal executive offices)	(zip code)

(215) 564-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

ITEM 9. REGULATION FD DISCLOSURE

On October 4, 2002, Standard & Poor’s Rating Service (“S&P”) announced that it had downgraded the Insurer Financial Strength rating of Radian Reinsurance Inc., one of the subsidiaries through which the Company conducts its financial guaranty operations (“Radian Reinsurance”), from “AAA” to “AA.” On April 8, 2003, Fitch Rating Service (“Fitch”) downgraded the Insurer Financial Strength rating of Radian Reinsurance from “AAA” to “AA” and removed it from “negative watch.” Radian Reinsurance and Radian Asset Assurance Inc., the Company’s other financial guaranty subsidiary (“Radian Asset Assurance”), are parties to numerous reinsurance agreements with primary insurers that grant the primary insurers the right to recapture all of the business ceded to Radian Reinsurance or Radian Asset Assurance under these agreements if the Insurer Financial Strength rating of Radian Reinsurance or Radian Asset Assurance, as the case may be, is downgraded below the rating levels from specified rating agencies established in the agreements, and, in some cases, to increase the commissions in order to compensate the primary insurers for the decrease in credit the rating agencies give the primary insurers for the reinsurance provided by Radian Reinsurance and Radian Asset Assurance.

As a result of the downgrade by S&P, one of the primary insurers exercised its right to recapture the financial guaranty reinsurance ceded to Radian Reinsurance. None of the primary insurers has a similar right with respect to the downgrade by Fitch. Radian Reinsurance has now reached agreement with the remaining primary insurers whereby such primary insurers have agreed not to exercise their rights with respect to the downgrade of Radian Reinsurance by S&P, without additional cost to Radian Reinsurance.

Pursuant to agreements with the primary insurer that has exercised its rights, effective January 31, 2004, approximately $16.7 billion of par in force reinsurance ceded to Radian Reinsurance will be recaptured. Radian Reinsurance is required to return approximately $98.1 million of Statutory (“STAT”) unearned premium reserves for which the carrying value under Generally Accepted Accounting Principles (“GAAP”) is approximately $73.0 million. In addition, Radian Reinsurance will be reimbursed for policy acquisition costs of approximately $31.6 million for which the carrying value under GAAP is $21.3 million. Radian Reinsurance will also reimburse the primary insurer for case reserves recorded under both STAT and GAAP for approximately $11.4 million. Finally, Radian Reinsurance will take a charge of $0.8 million for mark to market adjustments related to certain insurance policies associated with the recapture. The sum of the above adjustments related to this recapture results in an estimated initial reduction of pre-tax income of $15.5 million and is summarized as follows:

(Thousands of dollars)	Cash Paid (Received)	GAAP Book Basis	Initial Gain (Loss)
Unearned Premium	$98,113	$73,043	$(25,070)
Deferred Acquisition Cost	(31,582)	(21,256)	10,326
Case Reserves	11,381	11,381	—
Receivable From Unrealized Credit Derivatives Gain		(791)	(791)

Totals	$77,912	$62,377	$(15,535)

The Company estimates that the amount of capital it is holding to support this recaptured insurance business approximates $170.0 million. Such capital could potentially be redeployed for additional reinsurance, including reinsurance of obligations primarily insured by Radian Asset Assurance, or for other opportunities with possibly higher returns to the Company than the reinsurance business recaptured by the primary insurer. Since the acquisition of Radian Reinsurance by the Company in February 2001, reinsurance assumed from this primary insurer resulted in $25.1 million of written premium and $20.6 million of earned premium in 2001, $30.8 million of written premium and $32.0 million of earned premium in 2002 and $33.1 million of written premium and $37.0 million of earned premium in 2003.

A table showing the Company’s estimate of the 2004 effect of the recaptured insurance business from this primary insurer is included in Exhibit A.

Exhibit A

Radian Financial Guaranty Business

Estimated 2004 Impact of Recaptured Reinsurance Premiums

Effective January 31, 2004

	Estimated 2004 Impact
	Year Ended December 31, 2004
(Thousands of dollars, except share data)	Initial Effect	Full Year Effect
Revenues:
Net premiums written	$(98,113)	$(127,705)
Premiums earned	(25,070)	(54,662)
Net investment income		(3,306)
Equity in net income of affiliates
Other income

Total revenues	(25,070)	(57,968)

Expenses:
Provision for losses		(4,656)
Policy acquisition costs	(10,326)	(16,706)
Other operating expenses
Interest expense

Total expenses	(10,326)	(21,362)

Gains and losses:
Gain/loss on sales of investments
Change in fair value of derivative instruments	(791)	(791)

Total gains and losses	(791)	(791)

Pretax income	(15,535)	(37,397)
Provision for income taxes	(5,437)	(13,089)

Net income	$(10,098)	$(24,308)

Dividends to preferred stockholder	—	—
Premium paid to redeem preferred stock	—	—

Net income available to common stockholders	$(10,098)	$(24,308)

Net income per share	$(0.11)	$(0.26)
Weighted average shares outstanding (in thousands) (1)	95,028	95,028

Note:

(1)	Weighted average shares outstanding for 2004 estimated information represents weighted average shares for the Quarter Ended December 31, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: February 10, 2004	By:	/s/ C. Robert Quint
C. Robert Quint
Chief Financial Officer